Exhibit 99.1

Runway Growth Finance Corp. Provides Business Update

WOODSIDE, Calif., March 13, 2023—Runway Growth Finance Corp. (Nasdaq: RWAY) (“Runway Growth” or the “Company”), a leading provider of flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity, provided a business update in response to recent industry events concerning Silicon Valley Bank (“SVB”).

“We are encouraged by the decision of the Treasury, Federal Reserve, and FDIC to fully protect all SVB depositors,” said David Spreng, Founder and CEO of Runway Growth. “This action directly impacts our portfolio companies for the better. As we navigate the difficult waters ahead, management believes our focus on the latest stage companies will prove to be a differentiator in the venture debt space. Our 99% concentration in first lien loans protects our portfolio, as we are unencumbered by the complications of dealing with a senior lender. Further, our focus on first lien loans protects our investors from situations in which a second lien lender might find itself subordinated to the FDIC and precluded from taking action to preserve the value of a loan. Runway Growth will continue to prudently deploy leverage to fuel non-dilutive growth for our portfolio companies and returns for our shareholders.”

The Runway Growth management team is monitoring the venture market extremely closely. The Company does not have any deposits or loans with SVB, nor does the Company participate in any credit facilities agented by, or that include SVB as a lender.

Runway Growth continues to be focused on preserving the quality of its portfolio and has a strong track record of mitigating risk in all market environments.

About Runway Growth Finance Corp.

Runway Growth is a growing specialty finance company focused on providing flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity. Runway Growth is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940. Runway Growth is externally managed by Runway Growth Capital LLC, an established registered investment advisor that was formed in 2015 and led by industry veteran David Spreng. For more information, please visit www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

IR Contacts:

Stefan Norbom, Prosek Partners, snorbom@prosek.com

Thomas B. Raterman, Chief Financial Officer and Chief Operating Officer, tr@runwaygrowth.com